                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
   (as filed with the Securities and Exchange Commission on March   , 2002)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12

                        Hearst-Argyle Television, Inc.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

Notes

[LOGO] Hearst-Argyle
--------------------
TELEVISION, INC.
                              888 Seventh Avenue
                           New York, New York 10106

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 16, 2002

                               -----------------

To the Stockholders of Hearst-Argyle Television, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "2002 Annual Meeting") of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), will be held at the Metro-Goldwyn-Mayer screening theater, 1350 Avenue of the Americas, first floor, New York, New York 10019 on Thursday, May 16, 2002, at 10:00 a.m., local time, for the following purposes:

      (1) To elect one Series A Class I Director and five Series B Class I Directors to hold office for a term of two years or until their respective successors are elected and qualified;

      (2) To consider and vote upon a proposal to approve the conversion rights of Hearst Broadcasting, Inc., a Delaware corporation ("Hearst
   Broadcasting"), to convert certain securities issued by Hearst-Argyle Capital Trust, a wholly-owned subsidiary of the Company (the "Trust"), to Hearst Broadcasting in connection with the private placement of $200 million of such securities completed by the Company in December 2001; and

      (3) To transact such other business as may properly come before the meeting or its adjournment.

   The close of business on March 29, 2002 has been fixed by the Company's Board of Directors as the record date for the 2002 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock on that date will be entitled to notice of and to vote at the 2002 Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

   We will make available a list of stockholders as of the close of business on March 29, 2002, for inspection during normal business hours from May 6, 2002 through May 15, 2002, at the office of the Secretary of the Company. The list will also be available at the meeting.

   A Proxy Statement, form of Proxy and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 2001 accompany this notice.

   It is important that your shares be represented at the 2002 Annual Meeting. Whether or not you expect to attend in person, please vote, sign and date the form of Proxy and return it in the enclosed envelope. Stockholders who attend the 2002 Annual Meeting may revoke their Proxies and vote in person if they desire.


                                          By Order of the Board of Directors,



April   , 2002
New York, New York

[LOGO] Hearst-Argyle
-------------
TELEVISION, INC.
                              888 Seventh Avenue
                           New York, New York 10106

                               -----------------

                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 16, 2002

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

   This Proxy Statement and accompanying Proxy are furnished to the stockholders of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of Proxies to be voted at the Annual Meeting of Stockholders of the Company (the "2002 Annual Meeting") to be held at the Metro-Goldwyn-Mayer screening theater, 1350 Avenue of the Americas, first floor, New York, New York 10019 on Thursday, May 16, 2002, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

   This Proxy Statement and form of Proxy are first being mailed to such stockholders on or about April 11, 2002. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by the stockholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her Proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each Proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

      (1) FOR the election of the Series A director nominee (the "Series A Director") and the five Series B director nominees (the "Series B Directors") listed under "Election of Directors Proposal" to serve as Class I directors for a two-year term (the "Election of Directors Proposal");

      (2) FOR a proposal (the "Conversion Proposal") to approve the rights of Hearst Broadcasting, Inc., a Delaware corporation ("Hearst Broadcasting"), to convert certain securities issued by Hearst-Argyle Capital Trust, a wholly-owned subsidiary of the Company (the "Trust"), to Hearst Broadcasting in connection with the private placement of $200 million of such securities completed by the Company in December 2001; and

      (3) At the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

   The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS PROPOSAL AND FOR THE CONVERSION PROPOSAL.

                               QUORUM AND VOTING

Record Date; Quorum

   The Company's Board of Directors has fixed the close of business on Friday, March 29, 2002 as the record date (the "Record Date") for the 2002 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock (together with the Series A Common Stock, the "Common Stock"), Series A Preferred Stock and Series B Preferred Stock (together with the Series A Preferred Stock, the "Preferred Stock") on the Record Date will be entitled to notice of and to vote at the 2002 Annual Meeting and any adjournments and postponements thereof. On the Record Date, there were [.] shares of Common Stock (consisting of [.] shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock) held by approximately [.] stockholders of record, outstanding and entitled to vote at the 2002 Annual Meeting and there were 21,876 shares of Preferred Stock (consisting of 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock) held by four stockholders of record, outstanding and entitled to vote at the 2002 Annual Meeting.

   Except with respect to the election of directors, the presence, in person or by Proxy, of the holders of a majority of the voting power of the outstanding shares of all of the classes of the Company's capital stock is necessary to constitute a quorum at the meeting, provided that in no event may a quorum consist of less than one-third of the outstanding shares of all of the classes of the Company's capital stock. With respect to the election of the Series A Director, the presence in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock is necessary to constitute a quorum, provided that in no event may a quorum consist of less than one-third of the outstanding shares of such classes. With respect to the election of the Series B Directors, the presence, in person or by proxy, of Hearst Broadcasting, as the sole holder of 100% of the outstanding shares of Series B Common Stock, is necessary to constitute a quorum. Hearst Broadcasting is a wholly-owned subsidiary of Hearst Holdings, Inc., a Delaware corporation ("Hearst Holdings") and a wholly-owned subsidiary of The Hearst Corporation, a Delaware corporation ("Hearst").

Voting Rights; Vote Required For Approval

   Each holder of record of Common Stock and Preferred Stock as of the Record Date is entitled to vote in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, which provides that (i) the holders of Series A Common Stock will be entitled to one vote per share of Series A Common Stock; (ii) the holders of Series B Common Stock will be entitled to one vote per share of Series B Common Stock; (iii) the holders of Series A Preferred Stock will be entitled to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series A Preferred Stock are convertible as of the record date for the stockholder meeting at which such votes are to be cast (in the case of the Record Date for the 2002 Annual Meeting, [46] shares of Series A Common Stock); and, (iv) the holders of the Series B Preferred Stock will be entitled the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series B Preferred Stock are convertible as of the last day of the month immediately preceding the record date for the stockholder meeting at which such votes are to be cast (in the case of the Record Date for the 2002 Annual Meeting, 50 shares of Series A Common Stock). The holders of Series A Common Stock and Series B Common Stock vote together as a single class on all matters, except with respect to (i) the election of directors; (ii) any amendments to the Company's Amended and Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective series so as to affect them adversely; and (iii) such other matters as require class votes under the Delaware General Corporation Law or the Company's Amended and Restated Certificate of Incorporation. In addition, the holders of Preferred Stock are entitled to vote on all matters submitted to a vote of holders of the Series A Common Stock, with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting as a single class with the holders of Series A Common Stock. Cumulative voting is not permitted in the election of directors.

   With respect to the "Election of Directors Proposal," only holders of the Series A Common Stock, Series A Preferred Stock (voting as a single class with the Series A Common Stock) and Series B Preferred Stock (voting as a single class with the Series A Common Stock) will be entitled to vote on the nominee for Series A Director described under the Election of Directors Proposal, and only Hearst Broadcasting, as the holder of 100% of the outstanding Series B Common Stock, will be entitled to vote on the nominees for Series B Directors described under the Election of Directors Proposal. The affirmative vote of a plurality of the voting power of the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the 2002 Annual Meeting is required for the election of the Series A Director. The affirmative vote of a plurality of the voting power of the shares of Series B Common Stock represented at the 2002 Annual Meeting is required for the election of the Series B Directors.

   With respect to the "Conversion Proposal," pursuant to the rules of the New York Stock Exchange ("NYSE Rules") the Conversion Proposal must be approved by a majority of the votes cast by the holders of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, provided that the total votes cast in respect of the proposal represent a majority of all shares of capital stock of the Company entitled to vote thereon. The NYSE Rules are applicable to the vote on the Conversion Proposal because the Series A Common Stock is listed on the NYSE and the shares of the Series A Common Stock that may be issued to Hearst Broadcasting in connection with the conversion of the securities issued by the Trust, constitute over 1% of the Company's Common Stock. If the number of shares to be issued to a substantial stockholder of an issuer or the number of shares of common stock into which the securities issued to a substantial stockholder of an issuer may be convertible exceeds 1% of the common stock outstanding prior to such issuance, then the NYSE Rules require stockholder approval (prior to conversion) of any such issuance. The NYSE Rules permit a substantial stockholder of an issuer to convert less than 1% of the securities issued without such stockholder approval. Hearst Broadcasting, which held approximately [.]% of the outstanding voting power of the Common Stock and [.]% of the outstanding voting power of the Company's capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Conversion Proposal. Hearst Broadcasting has sufficient voting power to approve the Conversion Proposal, and if Hearst Broadcasting votes in favor of the Conversion Proposal as it has indicated, the Conversion Proposal would be approved.

Proxies; Abstentions; Broker Non-Votes

   All shares of Common Stock and Preferred Stock represented by properly executed Proxies received prior to or at the 2002 Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such Proxies. If no instructions are indicated on a properly executed and returned Proxy, such Proxy will be voted "FOR" the Election of Directors Proposal and "FOR" the Conversion Proposal.

   Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions are counted for determining the total number of votes cast with respect to a proposal and thus, generally will be counted as a vote "AGAINST" that proposal. Since a plurality of the votes cast is required for the election of directors, abstentions will not be counted for purposes of the election of directors. Broker non-votes are not counted in determining the total number of votes cast with respect to a proposal and are, therefore, counted neither as a vote "FOR" nor "AGAINST" that proposal.

   It is not expected that any matter not referred to herein will be presented for action at the 2002 Annual Meeting. If any other matters are properly brought before the 2002 Annual Meeting and any adjournments or postponements thereof, the persons named in the Proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy as Proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the 2002 Annual Meeting, including postponement or adjournment for the purpose of soliciting additional votes.

   A stockholder may revoke a Proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed Proxy or by attending the 2002 Annual Meeting and voting in person. Attendance at the 2002 Annual Meeting will not in itself constitute the revocation of a Proxy.

   The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by mail, Proxies may be solicited in person by directors, officers and employees of the Company without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners; and the Company, upon request, will reimburse them for their reasonable expenses in so doing.

                        ELECTION OF DIRECTORS PROPOSAL

Board of Directors

   The Company's Amended and Restated Certificate of Incorporation provides for classified directors and staggered director terms. Currently, the Company's Board of Directors consists of 13 members. The holders of Series A Common Stock and the holders of the Preferred Stock voting with the holders of the Series A Common Stock as a single class elect two directors (the "Series A Directors") and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors (the "Series B Directors"). The Board of Directors is divided into two classes, Class I and Class II, with one Series A Director in each class. The following table lists the name, age, class and series designation for each director:

                                                       Director    Director
                                                         Class      Series
                                                  Age Designation Designation
Name                                              --- ----------- -----------
David J. Barrett................................. 53      II           B
Frank A. Bennack, Jr............................. 69       I           B
John G. Conomikes................................ 69       I           B
Ken J. Elkins.................................... 64      II           B
Victor F. Ganzi.................................. 55      II           B
George R. Hearst, Jr............................. 74       I           B
William R. Hearst III............................ 52      II           B
Bob Marbut....................................... 66       I           B
Gilbert C. Maurer................................ 73       I           B
Michael E. Pulitzer.............................. 72      II           B
David Pulver..................................... 60      II           A
Virginia H. Randt................................ 52      II           B
Caroline L. Williams............................. 55       I           A

   Each director serves for a term ending on the second annual meeting date following the annual meeting at which such director was elected. Each current Class II director will hold office until the 2003 Annual Meeting. Accordingly, at the 2002 Annual Meeting:

      (i) the holders of the Series A Common Stock (and the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class with the holders of the Series A Common Stock) will elect one Series A Class I Director to hold office until the earlier of the Company's annual meeting of stockholders in 2004 or until his or her successor is duly elected and qualified; and

      (ii) Hearst Broadcasting, as the sole holder of the Company's Series B Common Stock, will elect the remaining five Series B Class I Directors to hold office until the earlier of the Company's annual meeting of stockholders in 2004 or until their respective successors are duly elected and qualified.

   Set forth below are the nominees for the Series A Class I Director and the Series B Class I Directors. In the event that such nominees are unable to serve or for good cause will not serve, the Proxies will be voted at the meeting for such other person as the Board of Directors of the Company may recommend.

Nominee for Series A Class I Director (To be elected by the holders of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class):

   Caroline L. Williams has been a director of the Company since 1994. From June 1993 to April 1995, she served as a Director of Argyle Television Holding, Inc. ("Argyle I"). Since May 2001, Ms. Williams has served as Chief Financial and Investment Officer of The Nathan Cummins Foundation. Ms. Williams served as President of Grey Seal Capital, an investment and consulting firm from October 1997 through May 2001. From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa.

   In connection with Hearst's contribution of its broadcast group to Argyle Television, Inc. (which was thereafter renamed "Hearst-Argyle Television, Inc.") on August 29, 1997 (the "Hearst Transaction"), Hearst agreed that, for as long as it held any shares of Series B Common Stock and to the extent that Hearst during such time also held any shares of Series A Common Stock, it would vote its shares of Series A Common Stock with respect to the election of directors only in the same proportion as the shares of Series A Common Stock not held by Hearst are so voted. Hearst, through its indirect ownership of Hearst Broadcasting, currently owns [.] shares of Series A Common Stock, which represents approximately [.]% of the outstanding voting power of the Series A Common Stock and Preferred Stock.

   Your directors recommend a vote FOR the election of the Series A Director nominee.

Nominees for Series B Class I Directors (To be elected by Hearst Broadcasting as the sole holder of the Series B Common Stock):

   Frank A. Bennack, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. In December 2001, Hearst announced that, effective May 31, 2002, Mr. Bennack will retire as President and Chief Executive Officer of Hearst, offices he has held since January 1979. Mr. Bennack is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York; Mr. Bennack will continue in all such capacities following his retirement as President and Chief Executive Officer of Hearst. Mr. Bennack is also a Director of J.P. Morgan Chase & Co., Wyeth and Polo Ralph Lauren Corporation.

   John G. Conomikes has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Conomikes also served as President and Co-Chief Executive Officer of the Company from August 1997 to June 1999. Prior to this time, he served as a Vice President of Hearst and the General Manager of Hearst's broadcast group since March 1983. From January 1981 to March 1983, Mr. Conomikes served as Hearst's General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager of WTAE in Pittsburgh, Pennsylvania. Mr. Conomikes joined Hearst in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station. Mr. Conomikes is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York.

   George R. Hearst, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996. From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities. He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of The William Randolph Hearst Foundation of California and the President and a Director of The Hearst Foundation of New York. Mr. Hearst is a cousin of William Randolph Hearst III and Virginia Hearst Randt.

   Bob Marbut has served as Chairman of the Board of Directors and a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Marbut served as Co-Chief Executive Officer of the Company from August 29, 1997 through December 31, 2000 and as Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company from August 1994 until August 29, 1997. From March 1993 to April 1995, Mr. Marbut served as Chief Executive Officer and a Director of Argyle I. Mr. Marbut is also a Director of Tupperware Corporation and Valero Energy Corporation.

   Gilbert C. Maurer has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until December 1998 and as Executive Vice President of Hearst from June 1985 until December 1998. Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Maurer is also a Director of Soundview Technology Group.

   Your directors recommend a vote FOR the election of the Series B Director nominees.

                              CONVERSION PROPOSAL

   At the 2002 Annual Meeting, the Company's stockholders will be asked to consider and vote upon the Conversion Proposal to approve the rights of Hearst Broadcasting to convert certain securities issued by Hearst-Argyle Capital Trust, a wholly-owned subsidiary of the Company (the "Trust"), in connection with the private placement of $200 million of such securities completed by the Company in December 2001.

   On December 20, 2001, the Company completed a private placement of $200 million principal amount of 7.5% Series A Convertible Preferred Securities due 2016 (the "7.5% Series A Preferred Securities") and 7.5% Series B Convertible Preferred Securities due 2021 (the "7.5% Series B Preferred Securities," and, together with the Series A Preferred Securities, the "7.5% Preferred Securities") through the Trust. The Trust issued 1,400,000 shares of 7.5% Series A Preferred Securities (liquidation preference $50 per convertible preferred security) for an aggregate of $70,000,000, and 2,600,000 shares of 7.5% Series B Preferred Securities (liquidation preference $50 per convertible preferred security) for an aggregate of $130,000,000, to institutional investors. As part of the private placement transaction, the Company issued and sold to the Trust, in exchange for the proceeds from the sale of the 7.5% Preferred Securities, $72,164,960 aggregate principal amount of 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series A, due 2016 (the "Series A Subordinated Debentures") and $134,020,640 aggregate principal amount of 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series B, due 2021 (the "Series B Subordinated Debentures," and, together with the Series A Subordinated Debentures, the "Subordinated Debentures"). Proceeds of the issuance were used to pay down the Company's borrowings under its existing bank credit facility.

   The 7.5% Preferred Securities are effectively convertible, at the option of the holders at any time, into shares of the Company's Series A Common Stock through an exchange of such 7.5% Preferred Securities for a portion of the Subordinated Debentures of the corresponding series held by the Trust. The Series A Subordinated Debentures are convertible into the Company's Series A Common Stock at an initial rate of 2.005133 shares of the Company's Series A Common Stock per $50 principal amount of Series A Subordinated Debentures (equivalent to a conversion price of $24.9360 per share of the Company's Series A Common Stock) and the Series B Subordinated Debentures are convertible into the Company's Series A Common Stock at an initial rate of 1.972262 shares of the Company's Series A Common Stock per $50 principal amount of Series B Subordinated Debentures (equivalent to a conversion price of $25.3516 per share of the Company's Series A Common Stock).

   The Trust issued and sold to Hearst Broadcasting, on the same terms and conditions as the other investors in the private placement, an aggregate of 300,000 of its 7.5% Series A Preferred Securities and an aggregate of 500,000 of its 7.5% Series B Preferred Securities. Each of the 7.5% Series A Preferred Securities held by Hearst Broadcasting is convertible at the option of Hearst Broadcasting into shares of Series A Subordinated Debentures, on a share-for-share basis, and each of the 7.5% Series B Preferred Securities is convertible at the option of Hearst Broadcasting into shares of Series B Subordinated Debentures, on a share-for-share basis. Thereafter, the Series A Subordinated Debentures received by Hearst Broadcasting are convertible at the option of Hearst Broadcasting into 601,539 shares of the Company's Series A Common Stock and the Series B Subordinated Debentures received by Hearst Broadcasting are convertible at the option of Hearst Broadcasting into 986,131 shares of the Company's Series A Common Stock; provided, however, that without obtaining the approval of the stockholders of the Company, Hearst Broadcasting may only convert the Subordinated Debentures that may be held by Hearst Broadcasting for the Company's Series A Common Stock representing an aggregate of less than 1% of the outstanding capital stock of the Company as of December 20, 2001.

   The approval of the Conversion Proposal by the Company's stockholders is required pursuant to the NYSE Rules. The NYSE Rules are applicable to the vote on the Conversion Proposal because the Series A Common Stock is listed on the NYSE and the shares of the Series A Common Stock that may be issued to Hearst Broadcasting in connection with the conversion of the securities issued by the Trust, constitute over 1% of the Company's Common Stock. If the number of shares to be issued to a substantial stockholder of an issuer or the number of shares of common stock into which the securities issued to a substantial stockholder of an issuer may be convertible exceeds 1% of the common stock outstanding prior to such issuance, then the NYSE Rules require stockholder approval (prior to conversion) of such securities.

   Hearst Broadcasting, which held approximately [.] of the outstanding voting power of the Common Stock and [.]% of the outstanding voting power of the Company's capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Conversion Proposal. Hearst Broadcasting has sufficient voting power to approve the Conversion Proposal, and if Hearst Broadcasting votes in favor of the Conversion Proposal as it has indicated, the Proposal would be approved.

   Your directors recommend a vote FOR the Conversion Proposal.

                    BOARD OF DIRECTORS--GENERAL INFORMATION

Directors Continuing in Office

  Series B Class II Directors (Term expires in 2003):

   David J. Barrett has served as Chief Executive Officer of the Company since January 1, 2001, President of the Company since June 1999 and as a Director of the Company since August 29, 1997. Mr. Barrett served as Co-Chief Executive Officer from June 1999 to December 31, 2000. Prior to his appointment as President and Co-Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer of the Company beginning on August 29, 1997. Prior to this time, he served as a Vice President of Hearst and Deputy General Manager of Hearst's broadcast group since January 1991. Mr. Barrett served as General Manager of the WBAL Division of Hearst in Baltimore, Maryland from November 1989 to January 1991. He joined Hearst in 1984 as General Manager of Hearst's radio properties and continued in that position until 1989. Prior to joining Hearst, Mr. Barrett was Executive Vice President of Doubleday Broadcasting, based in Washington, D.C. Mr. Barrett is a member of Hearst's Board of Directors.

   Ken J. Elkins has served as a Director of the Company since the consummation of the merger of Pulitzer Publishing Company ("Pulitzer") with and into the Company (the "Pulitzer Merger") on March 18, 1999. Mr. Elkins currently serves as a Director of Pulitzer Inc., the successor entity to Pulitzer's newspaper operations. Prior to the Pulitzer Merger, Mr. Elkins served as Senior Vice President--Broadcasting Operations and Director of Pulitzer and President and Chief Executive Officer of Pulitzer Broadcasting Company. In addition, he served as Vice President--Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer's television stations. Mr. Elkins was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with a Board Representation Agreement, dated May 25, 1998 (the "Board Representation Agreement"), by and among the Company, Hearst Broadcasting and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the "Pulitzer Parties"), pursuant to which the Company agreed to cause the nomination for election to the Company's Board of Directors of two individuals designated by the Pulitzer Parties.

   Victor F. Ganzi has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. In December 2001, Hearst announced that, effective June 1, 2002, Mr. Ganzi will become President and Chief Executive Officer of Hearst. Mr. Ganzi has served as Executive Vice President of Hearst since March 1997, and as Chief Operating Officer of Hearst since March 1998. From 1992 to 1997, at various times Mr. Ganzi served as Hearst's Senior Vice President, Chief Financial Officer and Chief Legal Officer. From March 1995 until August 1999, he also held the position of Group Head for Hearst's Books/Business Publishing Group. Mr. Ganzi joined Hearst in May 1990 as General Counsel and Vice President. He is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Ganzi is also a director of Gentiva Health Services, Inc.

   William Randolph Hearst III has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1995. From October 1984 to December 1995, Mr. Hearst served as Publisher of the San Francisco Examiner newspaper, then owned by Hearst. Mr. Hearst is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Hearst is a Director of Juniper Networks Inc. Mr. Hearst is a cousin of George R. Hearst, Jr. and Virginia Hearst Randt.

   Michael E. Pulitzer has served as a Director of the Company since the consummation of the Pulitzer Merger on March 18, 1999. Since June 1, 2001, Mr. Pulitzer served as the non-executive Chairman of the Board of Pulitzer Inc., the successor company to Pulitzer's newspaper operations. Between March 18, 1999 and May 31, 2001, he served as the executive Chairman of the Board of Pulitzer Inc. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer. He also served as Vice Chairman of the Board of Pulitzer from April 1984 through March 1986 and as President and Chief Operating Officer of Pulitzer from April 1979 through March 1984. Mr. Pulitzer was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with the Board Representation Agreement, pursuant to which the Company agreed to cause the nomination for election to the Company's Board of Directors of two individuals designated by the Pulitzer Parties.

   Virginia Hearst Randt has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Ms. Randt has served as a Director of Hearst since September 1990 and in 2001 became a Trustee of the Trust established under the Will of William Randolph Hearst. She is a cousin of George R. Hearst, Jr. and William Randolph Hearst III.

  Series A Class II Director (Term expires in 2003):

   David Pulver has served as a Director of the Company since December 1994. From June 1993 to April 1995, he served as a Director of Argyle I. Mr. Pulver is President of Cornerstone Capital, Inc., a private investment company. Mr. Pulver serves as a Director of Casual Male Corp. Mr. Pulver is also a Trustee of Colby College.

Meetings and Committees of the Board of Directors

   The Board of Directors held a total of five meetings in 2001. Each director attended at least four of the meetings held by the Board of Directors, except George R. Hearst, Jr. who attended three of the meetings, and each director attended at least 75% of the total number of meetings held by all committees of the Board of Directors on which he or she served. The Board of Directors has an Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee") and an Executive Committee (the "Executive Committee"). The Board of Directors does not have a standing nominating committee.

   Audit Committee. The Audit Committee consists of Ken J. Elkins, David Pulver and Caroline L. Williams. Mr. Pulver serves as Chair of the Audit Committee. The Audit Committee reviews and recommends to the Board of Directors of the Company the independent auditors to be selected to audit the Company's financial statements and consults with the Company's independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices. The Audit Committee met seven times during 2001. The Board of Directors of the Company has adopted a written charter for the Audit Committee. Prior to the merger of Pulitzer with and into the Company in March 1999, Mr. Elkins served as Senior Vice President--Broadcasting Operator and Director of Pulitzer. The Board of Directors of the Company has determined in its business judgment that based on Mr. Elkins' past business and financial experience, Mr. Elkins' membership on the Audit Committee is required in the best interests of the Company and its stockholders.

   Compensation Committee. The Compensation Committee consists of Frank A. Bennack, Jr., Michael E. Pulitzer, David Pulver and Caroline L. Williams. Ms. Williams serves as Chair of the Compensation Committee. The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for senior executive officers. The Compensation Committee met four times during 2001.

   Executive Committee. The Executive Committee consists of Frank A. Bennack, Jr., John G. Conomikes, George R. Hearst, Jr., Bob Marbut and David Pulver. Mr. Conomikes serves as Chair of the Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of the Board of Directors in the direction and management of the business and affairs of the Company. The Executive Committee did not meet during 2001.

Independent Auditors Fees

   For the year ended December 31, 2001, the Company paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, (collectively, "Deloitte & Touche"), our independent auditor and principal accountant, the following fees for their professional services rendered to the Company:

   Audit fees. The aggregate fees (including expenses) paid to Deloitte & Touche for professional services rendered to the Company in connection with their audit of the Company's annual consolidated financial statements for the year ended December 31, 2001 and for their reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the year ended December 31, 2001 were approximately $513,000.

   Financial Information Systems Design and Implementation Fees. The Company did not engage Deloitte & Touche to provide advice to the Company regarding financial information systems design and implementation for the year ended December 31, 2001.

   All Other Fees. The aggregate of all other fees (including expenses) paid to Deloitte & Touche for professional services rendered to the Company, other than in connection with its financial statement audit services, for the year ended December 31, 2001 was $182,000. The non-financial statement audit services provided by Deloitte & Touche in 2001 included the audits of the Company's employee benefit plans, consultation on accounting standards or transactions and the stand-alone audit of the Hearst-Argyle Capital Trust, a wholly-owned subsidiary of the Company.

   The Audit Committee has determined that the Company's use of Deloitte & Touche for non-financial statement audit services is compatible with maintaining Deloitte & Touche's independence.

Director Compensation

   Directors who are also employees of the Company or of Hearst receive no compensation for their service as directors. The Directors who are not also employees of the Company or Hearst (the "Outside Directors") are currently paid $24,000 annually, a fee of $6,000 for each committee on which he or she serves, a fee of $5,000 for service as a committee chair, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The Outside Directors also receive annual grants of 4,000 options (and an additional 1,000 if serving as a committee chair) under the terms of the Company's Amended and Restated 1997 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended December 31, 2001, the Compensation Committee consisted of Frank A. Bennack, Jr., Michael E. Pulitzer, David Pulver and Caroline L. Williams. Mr. Bennack is the President and Chief Executive Officer of Hearst and a Director of J.P. Morgan Chase & Co. ("Chase"). Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst. Chase is one of the lead banks under the Company's $750 million credit facility. See "Certain Relationship and Related Transactions." Mr. Barrett, the President and Chief Executive Officer of the Company, is a Director of Hearst. Prior to consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

                       EXECUTIVE OFFICERS OF THE COMPANY

   The executive officers of the Company are as follows:

   Name              Age                       Position
   ----              ---                       --------
   David J. Barrett* 53  President and Chief Executive Officer
   Harry T. Hawks... 48  Executive Vice President and Chief Financial Officer
   Terry Mackin..... 45  Executive Vice President
   Philip M. Stolz.. 54  Senior Vice President

--------
* Member of the Board of Directors. See "Board of Directors--General Information" for additional information.

   Harry T. Hawks has served as Executive Vice President and Chief Financial Officer of the Company since February 2000 and as Senior Vice President and Chief Financial Officer of the Company from the consummation of the Hearst Transaction on August 29, 1997 until February 2000. Prior to this time and since August 1994, he served as Chief Financial Officer and Treasurer of the Company. Mr. Hawks served as Vice President--Finance of Argyle I from March 1993 until June 1993 and from June 1993 to April 1995 he served as its Chief Financial Officer. Prior to joining Argyle I, Mr. Hawks co-founded Cumberland Capital Corporation, a merchant banking firm, where he served as President and as a Director from 1989 until 1992.

   Terry Mackin has served as Executive Vice President of the Company since May 1999. Prior to his appointment as Executive Vice President, Mr. Mackin served as President and Chief Operating Officer of StoryFirst Communications, Inc. from January 1997 to May 1999, where he was responsible for the design and management of several rapidly growing Eastern European media properties, including two essential television networks, eight radio stations and eight television stations in Russia and the Ukraine. Prior to joining StoryFirst, Mr. Mackin served as Executive Vice President and Chief Operating Officer of Ellis Communications from July 1994 to September 1996.

   Philip M. Stolz has served as Senior Vice President of the Company since December 1998. Prior to his appointment as Senior Vice President, Mr. Stolz served as President and General Manager of WBAL-TV, the Company's television station in Baltimore, Maryland. Mr. Stolz joined WBAL-TV in 1991 as Vice President and General Manager.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

   The following table sets forth certain information for the fiscal years ended December 31, 2001, 2000 and 1999 of the Chief Executive Officer and the other four most highly compensated executive officers of the Company who were executive officers as of December 31, 2001.

                          Summary Compensation Table

                                                                                 Long-Term
                                                                                Compensation
                                                     Annual Compensation           Awards
                                              --------------------------------- ------------
                                                                                 Securities
             Name and                                              Other Annual  Underlying   All Other
             Principal                 Fiscal                      Compensation   Options    Compensation
             Position                   Year  Salary ($) Bonus ($)    ($)(1)        (#)         ($)(2)
             --------                  ------ ---------- --------- ------------ ------------ ------------
David J. Barrett......................  2001   750,000    120,000     34,064      117,000       5,100
  President, Chief Executive Officer    2000   715,000    297,715     36,604      351,000       5,100
  and Director                          1999   657,500         --     33,416       35,000       4,800

Anthony J. Vinciquerra (3)............  2001   630,000    113,400     17,416           --       5,100
  Executive Vice President and Chief    2000   600,000    277,801     23,247      204,000       5,100
  Operating Officer                     1999   525,000         --     22,754       40,000       4,800

Harry T. Hawks........................  2001   420,000     67,725     29,760       40,000       5,100
  Executive Vice President and          2000   400,000    150,078     31,337      120,000       5,100
  Chief Financial Officer               1999   300,000         --     25,192           --       4,800

Terry Mackin..........................  2001   600,000    120,000     26,739       40,000       4,250
 Executive Vice President               2000   550,000    200,012     30,639      120,000       3,873
                                        1999   333,333    191,667    127,807      100,000          --

Philip M. Stolz.......................  2001   415,000     66,140     14,399       35,000       5,100
 Senior Vice President                  2000   400,000    144,351     17,545      105,000       5,100
                                        1999   380,000         --    137,783           --       4,800

--------
(1) Amounts in this column consist of the following: (i) dollar values of perquisites consisting of premiums for life insurance, automobile allowances, tax preparation expense reimbursements, club membership reimbursements and moving expense reimbursements, and (ii) payments for tax gross-ups.
(2) Amounts in this column represent the amounts contributed by the Company on behalf of the named individuals to the Company's 401(k) Savings Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Internal Revenue Code).
(3) Mr. Vinciquerra resigned his position with the Company, effective as of December 31, 2001.

                                                       Prerequisites
                            -------------------------------------------------------------------
                                                                                          Tax
                              Life                  Tax         Club         Moving     Gross-
                            Insurance   Auto    Preparation  Membership      Expense      Up
                            Premiums  Allowance    Fees     Reimbursement Reimbursement Payment
                               ($)       ($)        ($)          ($)           ($)        ($)
                            --------- --------- ----------- ------------- ------------- -------
David J. Barrett...... 2001   5,774    12,000         --       16,290            --         --
                       2000  11,196    12,000         --       13,408            --         --
                       1999   8,343    12,000         --       13,073            --         --

Anthony J. Vinciquerra 2001   2,411    12,000         --        3,005            --         --
                       2000   7,297    12,000         --        3,950            --         --
                       1999   7,533    12,000         --        3,221            --         --

Harry T. Hawks........ 2001   2,904    10,800      3,000       13,056            --         --
                       2000   3,717    10,800      3,000       13,820            --         --
                       1999   5,660    10,800      3,000        5,732            --         --

Terry Mackin.......... 2001   2,166    12,000         --       12,573            --         --
                       2000   4,455    12,000         --       14,184            --         --
                       1999   6,487     8,000         --        6,368        61,239     45,713

Philip M. Stolz....... 2001   3,599    10,800         --           --            --         --
                       2000   6,745    10,800         --           --            --         --
                       1999   5,330    10,800         --          496        69,378     51,779

Pension Plans

   The table below sets forth information with respect to the Company's tax-qualified pension plan (the "Tax-Qualified Plan") and the supplemental retirement plan (the "Supplemental Plan," and together with the Tax-Qualified Plan, the "Pension Plans"). The Pension Plans cover all of the named executive officers. The Company's Pension Plans are designed to provide a benefit of 11/2% for each year of credited service (which excludes the first year of employment) multiplied by the average annual salary (as defined in the Pension Plans) for the participant's five highest consecutive full calendar years, and has a 40 year maximum. For the Tax-Qualified Plan, the highest amount of compensation that may be considered under federal law with respect to determining pension benefits is $200,000 as of December 31, 2001, as adjusted for the cost of living each year (except that any increase that is not a multiple of $10,000 is rounded to the next lowest multiple of $10,000). On January 1, 1999 the Company adopted the Supplemental Plan which provides the benefits that would have been payable to the executive officers under the Tax-Qualified Plan, except for the application of certain legal limits.


Average Annual Salary For Five Highest
Consecutive Full Calendar Years             Years of Credited Service With the Company
-------------------------------             ------------------------------------------
                                          15       20       25       30       35       40
                                          --       --       --       --       --       --
              100,000................. $ 22,500 $ 30,000 $ 37,500 $ 45,000 $ 52,500 $ 60,000
              150,000.................   33,750   45,000   56,250   67,500   78,750   90,000
              200,000.................   45,000   60,000   75,000   90,000  105,000  120,000
              250,000.................   56,250   75,000   93,750  112,500  131,250  150,000
              300,000.................   67,500   90,000  112,500  135,000  157,500  180,000
              400,000.................   90,000  120,000  150,000  180,000  210,000  240,000
              500,000.................  112,500  150,000  187,500  225,000  262,500  300,000
              600,000.................  135,000  180,000  225,000  270,000  315,000  360,000
              700,000.................  157,500  210,000  262,500  315,000  367,500  420,000
              800,000.................  180,000  240,000  300,000  360,000  420,000  480,000
              900,000.................  202,500  270,000  337,500  405,000  472,500  540,000
              1,000,000...............  225,000  300,000  375,000  450,000  525,000  600,000

   Messrs. Vinciquerra and Hawks became participants in the Tax-Qualified Plan effective as of January 1, 1998 and in the Supplemental Plan effective as of January 1, 1999 and have five years of credited service thereunder. Messrs. Barrett and Stolz became participants in the Tax-Qualified Plan effective August 29, 1997 and in the Supplemental Plan effective January 1, 1999 and have eight and ten years, respectively, of credited service thereunder. Mr. Mackin became a participant in the Tax-Qualified Plan effective May 1, 2000 and has one year and eight months of credited service thereunder. The Pension Plans cover salary and bonus of the executive officers, as indicated in the Summary Compensation Table. The benefits under the plan are computed on the basis of straight-line annuity amounts. The benefits described above are not subject to any deduction for Social Security or other offset amounts.

                       Option Grants In Last Fiscal Year

   The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2001, pursuant to the Amended and Restated 1997 Stock Option Plan.

                                                                       Potential Realizable
                                                                      Value at Assumed Annual
                                                                       Rates of Stock Price
                                                                      Appreciation for Option
                                     Individual Grants                        Term(2)
-                      ---------------------------------------------- -----------------------
                       Number of   % of Total
                       Securities   Options
                       Underlying  Granted to  Exercise or
                        Options   Employees in Base Price  Expiration
                       Granted(1) Fiscal Year    ($/SH)       Date      5% ($)      10% ($)
                       ---------- -----------    ------       ----      ------      -------
Name
----
David J. Barrett......  117,000       9.6         21.06     12/06/11  1,549,609   3,927,013
Anthony J. Vinciquerra       --        --            --           --         --          --
Harry T. Hawks........   40,000       3.3         21.06     12/06/11    529,781   1,342,569
Terry Mackin..........   40,000       3.3         21.06     12/06/11    529,781   1,342,569
Philip M. Stolz.......   35,000       2.9         21.06     12/06/11    463,558   1,174,748

--------
(1) All options granted in 2001 to the named executive officers were granted pursuant to the Amended and Restated 1997 Stock Option Plan. The options granted vest on the third anniversary date of the grant date. In addition, options granted under the Amended and Restated 1997 Stock Option Plan are subject to earlier vesting in the event of a Change of Control or similar transaction as provided in the Amended and Restated 1997 Stock Option Plan. If a participant's employment or service as a non-employee director is terminated by the Company for "cause" (as defined in the Amended and Restated 1997 Stock Option Plan) or was voluntary by a participant (other than voluntary termination in connection with retirement upon or after reaching age 65), any such participant's options automatically will be forfeited and unexercisable. If the participant was terminated because of death, disability or retirement upon or after reaching age 65, or the participant is terminated by the Company "without cause," a stock option that is exercisable on the date of termination may be exercised at any time prior to three years from the date of such termination. If a participant retires prior to the vesting date, but after age 65, the vesting of a pro rata portion of the unexercisable options will be accelerated to the retirement date and may be exercised at any time prior to the three year period. If a participant is terminated with the approval of the Company's Board of Directors, the Board, in its discretion, may accelerate or otherwise modify the vesting conditions applicable to any then unexercisable options, extend the exercise period following termination of employment (but in no event beyond the original exercise term of the grant) or modify the vesting terms and extend the exercise term of the grant. The maximum term of the options is 10 years.
(2) Calculated based on the fair market value of the Company's Series A Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

                        Aggregated Option Exercises In
              Last Fiscal Year And Fiscal Year-End Option Values

   The following table sets forth information concerning the value as of December 31, 2001 of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 2001.

                                      Number of
                                      Securities     Value of Unexercised
                                  Underlying Options     In-The Money
                                     at FY-End(#)     Options at FY-End
                                     Exercisable/    ($)(1) Exercisable/
       Name                         Unexercisable       Unexercisable
       ----                       ------------------ --------------------
       David J. Barrett..........  326,167/406,833    $350,708/$759,915
       Anthony J. Vinciquerra (2)  213,000/181,000    $203,830/$407,660
       Harry T. Hawks............  123,334/136,666    $119,900/$259,800
       Terry Mackin..............   90,000/170,000    $ 119,900/$20,000
       Philip M. Stolz...........  121,666/138,334    $104,913/$227,325

--------
(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. The fair market value is based on the reported closing price of $21.56 per share of the Series A Common Stock on the NYSE on December 31, 2001, the last trading day of the fiscal year.
(2) Mr. Vinciquerra has resigned his position with the Company, effective as of December 31, 2001, and his unexercised stock options will terminate in May 2002.

Employment Agreements

   As of June 1, 2001, the Company entered into an employment agreement with Mr. Barrett for a term commencing on June 1, 2001 and ending on May 31, 2003. As of January 1, 2001, the Company entered into an employment agreement with Mr. Stolz for a term commencing on January 1, 2001 and ending on December 31, 2002. Pursuant to the employment agreements, each of these executive officers is entitled to an annual base salary and to be considered annually for a bonus. The employment agreement for each of these executive officers sets forth an annual target bonus. The annual base salary and target bonus as a percentage of annual salary for each of such executive officers for the year 2002 is as follows: Mr. Barrett--$750,000, 50%; and Mr. Stolz--$430,000, 40%.

   The employment agreements may be terminated by the Company upon the death of the executive officer or for "cause" or, in the case of Mr. Barrett, by either the Company or Mr. Barrett upon a "change of control" (in each case, as defined in the employment agreements).

401(k) Savings Plan

   Effective as of August 29, 1997, the Company adopted the Hearst-Argyle Television, Inc. Savings Plan (the "Savings Plan"), a retirement plan qualified under Section 401(k) of the Internal Revenue Code, which covers employees of the Company and its subsidiaries who have attained the age of 21. Employees transferred from Hearst in connection with the Hearst Transaction were covered as of August 29, 1997; the remaining employees of the Company were covered as of January 1, 1998. Subject to statutory limitations, an employee may contribute 2% to 16% of his annual compensation on a pre-tax basis, and 2% to 16% on an after tax basis. The Company will match 50% of each participating employee's contributions up to 6% of such employee's base salary, on either a pre-tax or after tax basis. Contributions are allocated to each employee's individual account, which is intended to be invested in separate investment funds according to the direction of the employee. Mr. Barrett and the four other most highly compensated executive officers of the Company participate in the Savings Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   J.P. Morgan Chase & Co. Chase is the lead agent bank under the $750 million credit facility that the Company entered into on April 12, 1999. The credit facility matures on April 12, 2004, and borrowings thereunder bear interest at an applicable margin that varies based on the Company's ratio of total debt to operating cash flow. The Company is required to pay an annual commitment fee based on the unused portion of the credit facility. Frank A. Bennack, Jr., a Director of the Company, is also a Director of Chase.

   Hearst. Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst, which holds through a subsidiary 100% of the outstanding shares of the Company's Series B Common Stock and [.]% of the Company's Series A Common Stock, constituting approximately [.]% of the Company's total outstanding common stock.

   December 2001 Private Placement. In connection with the private placement of the $200 million principal amount of the 7.5% Preferred Securities, on December 20, 2001, the Company entered into a Securities Purchase Agreement, with the Trust, Hearst Broadcasting and certain other purchasers named therein. The Securities Purchase Agreement provides, among other things, that (i) the Trust issue and sell to Hearst Broadcasting and the other purchasers an aggregate of 4,000,000 of its 7.5% Preferred Securities, in two series, consisting of its 7.5% Series A Preferred Securities, and of its 7.5% Series B Preferred Securities, and (ii) the proceeds of the sale of the 7.5% Preferred Securities be invested in the Series A Subordinated Debentures and the Series B Subordinated Debentures of the Company. In connection with the execution of the Securities Purchase Agreement, the Company, Hearst Broadcasting and certain other parties named therein, also entered into a Registration Rights Agreement, pursuant to which the Company granted Hearst Broadcasting and the other holders of the 7.5% Preferred Securities certain rights to require the Company to register the Series A Common Stock issued upon conversion of the 7.5% Preferred Securities and the Subordinated Debentures for resale with the U.S. Securities Exchange Commission.

   Management Services Agreement. Hearst and the Company are parties to a Management Services Agreement pursuant to which the Company provides certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WMOR-TV (a Hearst-owned television station in Tampa, Florida), WBAL-AM and WIYY-FM (a Hearst-owned AM/FM radio stations in Baltimore, Maryland), and WPBF-TV (a Hearst's-owned television station in West Palm Beach, Florida). In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the permittee of KCWE-TV (a Kansas City, Missouri, television station). Hearst has the right, but not the obligation, to add to such managed stations any additional broadcast stations that it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

   The annual management fee for the services provided to these stations is an amount equal to the greater of (i) (x) $50,000 for Hearst's radio stations (counted as a single property) and $50,000 for KCWE-TV, and (y) for all others (including WMOR-TV and WPBF-TV), $100,000 per station, or (ii) 33.33% of the positive broadcast cash flow from each such property. Hearst also reimburses the Company for the Company's direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead is not reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Services Agreement commenced at the consummation of the Hearst Transaction and will continue for each station, respectively, until the earlier of (i) Hearst's divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Company to acquire certain of the stations pursuant to the Television Station Option Agreement described below; or, (iii) five years after the consummation of the Hearst Transaction; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Television Station Option Agreement at any time upon 90 days' prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of the Company's voting common stock or to have the right to elect a majority of the Company's directors. In 2001, Hearst paid the Company an aggregate amount of $2,351,000 pursuant to the Management Services Agreement.

   Television Station Option Agreement. Hearst and the Company are parties to a Television Station Option Agreement pursuant to which Hearst has granted to the Company an option to acquire WMOR-TV, and Hearst's interests (which interests include an option to acquire the station) with respect to KCWE-TV (together with WMOR-TV, the "Option Properties"), as well as a right of first refusal during the option period with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property, began September 1, 2000 and will end August 31, 2003, and the purchase price will be the fair market value of such station based upon agreement between the parties or, if either party so elects, an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option period, the Company will have a right of first refusal to acquire such Option Property. Hearst may elect to receive the stock of the Company in payment for the exercise of the option or right of first refusal. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the appraisal described above.

   Radio Facilities Lease. Hearst and the Company are parties to a Studio Lease Agreement pursuant to which Hearst leases from the Company premises for WBAL-AM and WIYY-FM, Hearst's Baltimore, Maryland, radio stations. The term of the lease commenced September 1, 2000 and will continue as to the space occupied by each radio station, respectively, until the earlier of (i) Hearst's divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or
(ii) August 31, 2003. In 2001, Hearst paid the Company an aggregate amount of approximately $707,000 pursuant to the Studio Lease Agreement.

   Services Agreement. Hearst and the Company are parties to a Services Agreement pursuant to which Hearst provides the Company with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and the Company. The current term of the Services Agreement will expire on December 31, 2002, but is thereafter renewable, pursuant to the provision of the Services Agreement that allows for one year renewals unless terminated on six months' prior notice. Although the Company believes that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties. In 2001, the Company paid Hearst an aggregate amount of approximately $3,875,000 pursuant to the Services Agreement.

   Retransmission Consent Agreement. The Company has entered into an agreement with Lifetime Entertainment Services ("Lifetime"), an entity owned 50% by an affiliate of Hearst and 50% by ABC, whereby Lifetime has provided services to the Company in respect of the negotiation of the Company's retransmission consent agreements and the Company has assisted Lifetime in securing Lifetime Movie Channel distribution and subscribers. In 2001, the Company has recorded revenue of approximately $1,291,000 in compensation from Lifetime.

   Consulting Agreement. The Company has a consulting agreement with Argyle Communications, Inc. ("ACI"), pursuant to which the Company has agreed to pay ACI $350,000 per year beginning during fiscal year 2001. Mr. Marbut, the Chairman of the Board of Directors of the Company, is the sole stockholder of ACI.

               BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

The Compensation Committee

   The Compensation Committee is composed entirely of directors who are not officers or employees of the Company. Under the Charter of the Compensation Committee (the "Charter") adopted by the Board of Directors, the Compensation Committee reviews and approves executive compensation packages for the Chief Executive Officer, all other executive officers of the Company and the general managers of the television stations owned by the Company (collectively, "Management"). Additionally, the Charter provides that the Compensation Committee shall make recommendations to the Board of Directors with respect to the establishment, modification and administration of incentive and benefit programs.

Compensation Philosophy

   The goal of the Company's compensation arrangements is to attract, retain, motivate and reward personnel critical to the long-term success of the Company. As described below, the various components of the Company's compensation arrangements for Management are tied to the performance of the Company, which in turn unites the interests of Management with the interests of the Company's stockholders.

Components of Compensation

   The components of executive compensation in 2001 were a (i) base salary,
(ii) bonus opportunity and (iii) stock option grants.

   Base Salary. The salaries of certain of the executive officers of the Company were established in employment agreements. These employment agreements provided for base salary and target bonus levels.

   In establishing the base salary levels, the Compensation Committee reviewed the salary levels for similar positions in broadcasting and media companies, and other companies comparable to the Company in terms of revenues and cash flow. No specific formula was established targeting compensation at any particular level, but rather the salary levels were determined by a subjective evaluation of the position and the individual's performance and accomplishments. Additionally, the other components of compensation (bonus and previous stock option grants) were taken into account in setting the salary levels.

   Bonus Opportunity. Bonus opportunities (at "target" and "maximum") for the executive officers of the Company were established in the employment agreements. These bonus levels were established based on the factors described for setting the salary levels. The 2001 bonuses (paid in 2002) for executive officers were determined based on (i) the financial performance of the Company in 2001 and (ii) a subjective evaluation of the individual's performance and accomplishments for the calendar year 2001.

   Stock Options. The stock option grants to the executive officers of the Company during 2001 were made pursuant to the Amended and Restated 1997 Stock Option Plan. The number of stock options granted to each executive officer in 2001 was determined based on the degree of responsibility of the executive officer's position. The Compensation Committee recommended to the Board of Directors for review and approval, the number of options to be granted, within a range associated with the individual's position and salary level. In granting stock options, the Company's goals are to attract, retain and motivate the highest caliber executives and to link a portion of executives's total compensation to the interests of the Company's stockholders. In order to assure the retention of high level executives an to tie the compensation of those executives to the creation of long-term value for stockholders, the Board of Directors approved the Compensation Committee recommendation that these stock options become exercisable on the third anniversary date of the grant date.

CEO Compensation

   The compensation for Mr. Barrett, the President and Chief Executive Officer of the Company, was established in his employment agreement with the Company. The Compensation Committee established the levels of the various components of compensation under the agreement (base salary, annual bonus and stock options) in the manner described under "--Components of Compensation" above, which was the same manner used for establishing levels of compensation for all executive officers.

                                     18.1

$1 Million Limit on Deductibility of Execution Compensation

   Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Company's Amended and Restated 1997 Stock Option Plan establishes a limit on the maximum number of shares of the Company's Common Stock for which options may be granted to any one individual in any calendar year. This provision was approved by the Company's stockholders, and the Amended and Restated 1997 Stock Option Plan is structured with the intent that compensation attributable to options granted thereunder is not subject to the
Section 162(m) limitation on deductibility.

   At the present time, compensation paid pursuant to other compensation programs of the Company may not qualify for an exception from the Section 162(m) limitation; and in light of current compensation levels, it is possible that a limited amount of compensation could be nondeductible thereunder.

                                          Caroline L. Williams, Chair
                                          Frank A. Bennack, Jr.
                                          Michael E. Pulitzer
                                          David Pulver

                            AUDIT COMMITTEE REPORT

   The Audit Committee has reviewed and discussed the audited financial statements with the Company's management. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors is compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

                                          David Pulver, Chair
                                          Ken J. Elkins
                                          Caroline L. Williams

                               PERFORMANCE GRAPH

   The following graph compares the annual cumulative total stockholder return on an investment of $100 in the Series A Common Stock on December 31, 1996, the last trading day of 1996, based on the market price of the Series A Common Stock and assuming reinvestment of dividends, with the cumulative total return of a similar investment in companies on the Standard & Poor's 500 Stock Index and in a group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization. Peer companies included are Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc.

                            CUMULATIVE TOTAL RETURN

Based on initial investment of $100 beginning December 31, 1996 with dividends reinvested


[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING]


                                  31-Dec-96 31-Dec-97 31-Dec-98 31-Dec-99 31-Dec-00 31-Dec-01
                                  --------- --------- --------- --------- --------- ---------
Hearst-Argyle Television.........   $100     $121.43   $134.69   $108.67   $ 83.42   $ 88.00
S&P 500..........................   $100     $133.36   $171.48   $207.56   $188.64   $166.22
Custom Composite Index (3 Stocks)   $100     $142.85   $132.80   $100.82   $ 72.34   $ 56.78

The 3-Stock Custom Composite Index consists of Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting Inc.

                            PRINCIPAL STOCKHOLDERS

   As of the Record Date, the Company had issued and outstanding and entitled to vote at the Annual Meeting, [.] shares of Series A Common Stock, 41,298,648 shares of Series B Common Stock, 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock.

   The following table sets forth information as of the Record Date regarding the beneficial ownership of the Company's Series A Common Stock and the Series B Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director and each executive officer of the Company named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The number of shares set forth below includes those shares issuable pursuant to options and conversion rights that are exercisable, within 60 days of March 29, 2002.

                                                             Series A Common Stock    Series B Common Stock
                                                            Beneficial Ownership(2)  Beneficial Ownership(2
                                                            ---------------------   ------------------------
                                                                         Percent of                Percent of
Name and Address (1)                                          Number     Series (%)   Number       Series (%)
--------------------                                        -----------  ---------- ----------     ----------
David J. Barrett (3).......................................    [333,104]      *             --         --
Anthony J. Vinciquerra (4).................................    [229,711]      *             --         --
Harry T. Hawks (5)(6)......................................    [225,534]      *             --         --
Terry Mackin (7)...........................................     [91,228]      *             --         --
Philip M. Stolz (8)........................................    [125,039]      *             --         --
Bob Marbut (5)(9)..........................................    [867,161]      *             --         --
Frank A. Bennack, Jr.......................................     [25,000]      *             --         --
John G. Conomikes..........................................     [20,000]      *             --         --
Ken J. Elkins (10).........................................     [37,550]      *             --         --
Victor F. Ganzi............................................     [50,000]      *             --         --
George R. Hearst, Jr.......................................     [15,000]      *             --         --
William Randolph Hearst III (11)...........................     [22,000]      *             --         --
Gilbert C. Maurer..........................................     [10,000]      *             --         --
Michael E. Pulitzer (9)(12)................................  [4,131,892]     [.]%           --         --
David Pulver (5)(13).......................................     [96,656]      *             --         --
Virginia Hearst Randt (11).................................     [12,000]      *             --         --
Caroline L. Williams (13)..................................     [43,946]      *             --         --
All Company directors and executive officers as a group (17
  persons) (14)............................................  [6,335,822]     [.]%           --         --
Hearst Broadcasting, Inc. (15)............................. [20,778,699]     [.]%   41,298,648(16)    100%
David E. Moore (12)........................................  [2,475,647]     [.]%           --         --
Emily Rauh Pulitzer (12)...................................  [6,599,433]     [.]%           --         --

--------
  * Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.
 (1) Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.
 (2) Number and percent of outstanding Series A Common Stock does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock, Series A Preferred Stock or Series B Preferred Stock into Series A Common Stock.
 (3) Includes 326,167 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (4) Includes 213,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options. Mr. Vinciquerra has resigned his position with the Company, effective as of December 31, 2001, and his unexercised stock options will terminate in May 2002.

 (5) Indicates that such person is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997.
 (6) Includes 123,334 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 90,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 121,666 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 125,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 8,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(11) Includes 12,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(12) Indicates that such person is a party to a Registration Rights Agreement with the Company dated May 25, 1998.
(13) Includes 30,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(14) Includes [1,098,667] shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(15) [Includes 1,587,670 shares of Series A Common Stock issuable pursuant to the conversion rights of the 7.5% Preferred Securities whereby Hearst Broadcasting may convert the 7.5% Preferred Securities held by Hearst Broadcasting for the Company's Subordinated Debentures, and subsequently convert such Subordinated Debentures into shares of the Company's Series A Common Stock; provided, however, that prior to obtaining the approval of the Company's stockholders, Heart Broadcasting may only convert Subordinated Debentures for Series A Common Stock representing an aggregate of less than 1% of the outstanding capital stock of the Company as of December 20, 2001.] The Hearst Family Trust is the sole common stockholder of Hearst, which is the sole stockholder of Hearst Holdings, which is the sole stockholder of Hearst Broadcasting. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst, Hearst Holdings and Hearst Broadcasting is 959 Eighth Avenue, New York, New York 10019.
(16) Indicates the number of shares of Series B Common Stock held by Hearst Broadcasting. The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The SEC requires that each registrant's executive officers and directors, and beneficial owners of more than 10% of any class of equity security registered pursuant to the Exchange Act, make certain filings on a timely basis under Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all of its officers, directors and greater than 10% beneficial holders complied with all applicable filing requirements.

                          ANNUAL REPORT ON FORM 10-K

   Upon written request of any beneficial stockholder or stockholder of record, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (including the exhibits, financial statements and the schedules thereto) required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act will be provided, without charge, from the Investor Relations Department, 888 Seventh Avenue, New York, New York 10106.

                         STOCKHOLDER PROPOSAL DEADLINE

   Stockholder proposals to be presented at the 2003 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in New York, New York, addressed to the Secretary of the Company, not later than December 11, 2002. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Exchange Act. The Company may solicit proxies to use discretionary authority to vote on any stockholder proposal received after February 21, 2003.

                             INDEPENDENT AUDITORS

   The Company has selected Deloitte & Touche as its independent auditors. Representatives of Deloitte & Touche will be present at the 2002 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

   At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Directors,

Dated: April   , 2001

                                  APPENDIX I

--------------------------------------------------------------------------------

PROXY

                        HEARST-ARGYLE TELEVISION, INC.

   This Proxy is solicited on behalf of the Board of Directors of Hearst-Argyle Television, Inc.

   The undersigned hereby appoints David J. Barrett, Bob Marbut and Harry T. Hawks, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock of Hearst-Argyle Television, Inc., held of record by the undersigned on March 29, 2002, at the Annual Meeting of Stockholders to be held on May 16, 2002, or any adjournment thereof.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                         HEARST-ARGYLE TELEVISION, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

1.   ELECTION OF DIRECTOR:

     Series A Class I (Term expires in 2004)
     Nominee: Caroline L. Williams

     For               Withhold

     [_]               [_]

2.   CONVERSION PROPOSAL.

     For      Against  Abstain

     [_]      [_]      [_]

3. At the discretion of such Proxies, on any other matter that properly may come before the meeting or any adjournment thereof.

     For      Against  Abstain

     [_]      [_]      [_]

Items 1 and 2 were proposed by Hearst-Argyle Television, Inc. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Items 1, 2 and 3.

                                    Date _________________________________, 2002


                                    ____________________________________________
                                    Signature

__________________________________
THIS SPACE RESERVED FOR ADDRESSING
(key lines do not print)
__________________________________
                                    ____________________________________________
                                    Signature if Held Jointly

                                    Please sign as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
FOLD AND DETACH HERE

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
           ----------------------------------------------------------
                          USING THE ENCLOSED ENVELOPE.